Exhibit 99.1

Comstock Homebuilding Companies, Inc. Reports 129% Growth In Settlements for 2005

Company Reports Increases in New Orders and Year Ending Backlog

RESTON, Va., Jan. 30 / Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI), today announced preliminary new order and settlement results for both the three months and twelve months ended December 31, 2005. On a year-to-date basis as of December 31, 2005 the Company posted results as follows:

	For the twelve months ended December 31,
	2004	2005	%Change
	(number in 000s except units)

Total new orders	652	739	13.3%
Total new order revenue	240,349	267,888	11.5%
Average new order revenue	368.6	362.5	-1.7%
Net new orders	608	630	3.6%
Net new order revenue	224,200	229,924	2.6%
Average net new order price	368.8	365.0	-1.0%
Settlements	263	603	129.3%
Backlog (1)	174,600	190,047	8.8%
Backlog units (1)	453	474	4.6%
Average backlog revenue	385.4	400.9	4.0%

	For the three months ended December 31,
	2004	2005	%Change
	(number in 000s except unit data)

Total new orders	128	154	20.3%
Total new order revenue	56,949	46,560	-18.2%
Average new order revenue	444.9	302.3	-32.0%
Net new orders	118	110	-6.8%
Net new order revenue	53,556	32,560	-39.2%
Average net new order price	453.9	296.0	-34.8%
Settlements	55	200	263.6%

(1) 2004 Backlog includes Raleigh, NC

“As demonstrated by the significant growth we experienced in 2005 there is tremendous opportunity in our core markets,” said Christopher Clemente, Chairman and CEO. “Nonetheless, the rate of home price appreciation in the Washington, DC market during the past few years led to pricing resistance which negatively impacted new order rates in the region in the fourth quarter. Additionally, in many parts of the nation, cancellations by investors negatively impacted settlement activity during the period. We believe the strong demand caused by the tremendous job growth in the Washington, DC area, the absence of investors from the market, and a slower, more sustainable rate of appreciation, will lead to better balance in the market. To address these changing market conditions we are focusing on geographic expansion into additional strong growth markets throughout the mid-Atlantic and Southeast as demonstrated by our first acquisition; Parker Chandler Homes, with operations in Georgia and the Carolinas. We believe that our strong backlog of sold units, our land position in multiple markets, and our overall focus on moderately priced products provides a solid foundation for continued healthy year over year growth in 2006 and beyond.”

The Company issued updated earnings estimates for the three months ended December 31, 2005 of $0.65 diluted. As a result, the company updated its fiscal 2005 earnings estimate to $2.12 diluted, ahead of its original expectations for 2005. This current estimate includes an impairment charge on select inventory in the Company’s Raleigh operation.

The company expects to report full operating results for the twelve months ended December 31, 2005 and revise its full year 2006 guidance in late February 2006. When available, the details of the release date and corresponding investor conference call will be available on the Company’s website under the Investor Relations section.

About Comstock Homebuilding Companies, Inc. Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use developments and condominium conversions. The Company currently markets its products under the Comstock brand in the Washington, D.C. and Raleigh, North Carolina markets and under the Parker Chandler Homes brand in Atlanta, Georgia and parts of the Carolinas. The company targets a diverse range of buyers of moderately priced homes. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company’s strategies to improve operating performance. Please refer to the Company’s most recent prospectus and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.